Exhibit 99.1
McMoRan EXPLORATION CO.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     The following unaudited pro forma condensed consolidated statement of operations and accompanying notes of McMoRan Exploration Co. (McMoRan) for the year ended December 31, 2010 (Pro Forma Statement) are derived from the audited consolidated statement of operations of McMoRan for the year ended December 31, 2010 included in its Annual Report on Form 10-K and the unaudited statement of revenues and direct operating expenses of certain oil and gas properties acquired (Acquired Properties) from Plains Exploration & Production Company (PXP) for the period from January 1, 2010 through December 29, 2010.
     The Pro Forma Statement illustrates the effect on McMoRan’s 2010 historical results of operations of the purchase of oil and gas properties and exploration rights from PXP for consideration consisting of 51 million shares of McMoRan common stock, $86.1 million in cash and $49.6 million in non-cash adjustment items (the Acquisition). In addition, the Pro Forma Statement reflects the effect of related financing transactions, including $200 million of 4% Convertible Senior Notes (4% Notes) and $700 million of 5 3/4% Convertible Perpetual Preferred Stock (5 3/4% Preferred Stock) (collectively, the Financing Transactions), of which $500 million of the 5 3/4% Preferred Stock was purchased by Freeport-McMoRan Copper & Gold, Inc. (FCX). McMoRan is a party to a services agreement with FM Services Company (Services Company), a wholly owned subsidiary of FCX, under which the Services Company provides McMoRan with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The proceeds of the Financing Transactions will be used by McMoRan to fund future capital expenditures associated with its expanded asset base and for general corporate purposes. The Acquisition and Financing Transactions were consummated on December 30, 2010 following the approval of the transactions by McMoRan’s shareholders.
     The Pro Forma Statement was prepared assuming the Acquisition and Financing Transactions had occurred on January 1, 2010, is provided for illustrative purposes only and does not purport to represent what McMoRan’s results of operations would have been had the Acquisition and/or Financing Transactions been consummated on the date indicated or the results of operations for any future date or period. The pro forma statement of operations is not necessarily indicative of McMoRan’s operations going forward because the presentation of the operations of the Acquired Properties is limited to only the revenues and direct operating expenses related thereto, while other operating expenses related to these properties have been excluded.
     The Pro Forma Statement, including the related unaudited adjustments that are described in the accompanying notes, is based on available information and certain assumptions McMoRan believes to be reasonable in connection with the Acquisition and Financing Transactions. Certain of these assumptions are subject to change.
     The purchase price for the Acquisition is subject to adjustment based on final settlement of certain post-closing adjustment items, if any, within 180 days of the Acquisition closing date. McMoRan issued 51 million shares of its common stock to PXP upon consummation of the Acquisition. Thus, the preliminary purchase price at closing was determined, in part, based upon the price of McMoRan’s common stock at the date of closing ($17.18 per share). The allocation of the initial purchase price components of the Acquisition is based on management’s preliminary valuation estimates, pending the final settlement of post-closing adjustments referred to above. As a result, the final adjusted purchase price and purchase price allocation may differ, possibly materially, from that which is assumed for purposes of their impact on this Pro Forma Statement.
     The Pro Forma Statement should be read in conjunction with the historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2010.

McMoRan Exploration Co.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For Year Ended December 31, 2010
(amounts in thousands, except per share amounts)

		Pro Forma Adjustments
			Acquisition &
		PXP	Financing
	Historical	Properties	Transactions		Pro Forma
Revenues:
Oil and natural gas	$418,816	$116,432	$—		$535,248
Service	15,560	—	—		15,560

Total revenues	434,376	116,432	—		550,808

Costs and expenses:
Production and delivery costs	182,790	24,022	1,779	[b]	208,591

Revenues in excess of direct operating expenses	251,586	92,410	(1,779)		342,217

Depletion, depreciation and amortization expense	282,062		37,356	[c]	319,418
Exploration expenses	42,608		3,013	[b]	45,621
Gain on oil and gas derivative contracts	(4,240)		—		(4,240)
General and administrative expenses	51,529		2,100	[d]	44,629
			(9,000)[e]

Main Pass Energy HubTM costs	1,011		—		1,011
Insurance recoveries	(38,944)		—		(38,944)
Gain on sale of oil and gas property	(3,455)		—		(3,455)

Operating loss	(78,985)		(34,165)		(21,822)
Interest expense, net	(38,216)		(8,000)[f]		(48,573)
			(2,357)[f]

Other income, net	225		—		225

Loss from continuing operations before income taxes	(116,976)		(44,522)		(70,171)
Income taxes	—		—	[g]	—

Loss from continuing operations before preferred dividends and inducement payments for early conversion of preferred stock	(116,976)		(44,522)		(70,171)
Preferred dividends and inducement payments for early conversion of preferred stock	(77,101)		11,375	[h]	(65,726)

Loss from continuing operations	$(194,077)		$(33,147)		$(135,897)

Loss per share of common stock from continuing operations:
Basic	$(2.04)				$(0.93)

Diluted	$(2.04)				$(0.93)

Average common shares outstanding:
Basic	95,125		50,721	[a]	145,846

Diluted	95,125		50,721	[a]	145,846

See accompanying notes.

McMoRan Exploration Co.
Unaudited ProForma Condensed Consolidated Financial Information
Pro Forma Financial Information Assumptions
a.	Purchase price components of the Acquisition follow (in thousands):

Property, Plant and Equipment
Cash consideration-
Purchase price terms	$75,000
Post effective date cash items	9,596
Stock consideration-
51 million shares based on McMoRan’s closing stock price of $17.18 per share on December 30, 2010	876,180
Post effective date non-cash items and other	39,948
Assumed asset retirement obligations	9,882

Acquired property, plant and equipment	$1,010,606

Inventory (cash consideration)	$1,538
Total costs to consummate the Acquisition were approximately $9.0 million, all of which have been eliminated from McMoRan’s historical statement of operations within the caption of general and administrative expenses.
The effective date for the Acquisition was August 1, 2010. Items related to estimated closing adjustments to reflect the August 1, 2010 effective date, including post August 1, 2010 revenues, operating expenses and capital and reclamation expenditures relating to the acquired properties through the Acquisition closing date are included as additional consideration adjustments within the preliminary purchase price reflected above. A portion of this additional consideration was paid in cash with the remaining portion settled through certain joint interest billing adjustments for previously co-owned properties.
The Financing Transactions include:
•	$200 million principal amount of 4% Convertible Senior Notes due 2017 (4% Notes). The 4% Notes are convertible, at the option of the holder, at any time on or prior to maturity at an initial conversion rate of 62.5 shares of McMoRan common stock per $1,000 principal amount of the 4% Notes, which is equal to an initial conversion price of $16.00 per share. The conversion rate is subject to adjustment upon the occurrence of certain events. The 4% Notes are redeemable for cash by McMoRan beginning five years after issuance under certain conditions.

•	$700 million of 5 3/4% Convertible Perpetual Preferred Stock (5 3/4% Preferred Stock). The 5 3/4% Preferred Stock is not redeemable before three years after the issuance of the 5 3/4% Preferred Stock. On or after three years following the date of issuance of the 5 3/4% Preferred Stock, McMoRan may redeem some or all of the 5 3/4% Preferred Stock under certain conditions. The 5 3/4% Preferred Stock is convertible, at the option of the holder, at any time into shares of McMoRan common stock at an initial conversion rate of 62.5 shares of McMoRan common stock which is equal to an initial conversion price of $16.00 per share per $1,000 liquidation preference of 5 3/4% Preferred Stock.
The date upon which the terms of the Financing Transactions were legally binding was December 30, 2010, the date of shareholder approval. The value of McMoRan’s common stock on this date ($17.18 per share) exceeded the conversion price ($16 per share) for each of the respective equity-linked convertible instruments issued. As a result, both the 4% Notes and 5 3/4% Preferred Stock included beneficial conversion options which under accounting rules require McMoRan to recognize the intrinsic value of such options. With respect to the 4% Notes, the intrinsic value of the beneficial conversion option was recognized as a $14.8 million debt discount and a $14.8 million increase to McMoRan’s additional paid-in-capital (stockholders’ equity), with the debt discount accreted through McMoRan’s earnings as adjustments to interest expense through the debt maturity date. The beneficial conversion option associated with the 5 3/4% Preferred Stock was recognized by McMoRan as a preferred stock dividend, resulting in a $51.6 million reduction to income available to common shareholders and a $51.6 million increase to additional paid-in-capital in McMoRan’s historical financial statements as of and for the year ended December 31, 2010.
b.	Represents the estimated incremental insurance cost associated with including the PXP acquired operations/property interests under McMoRan’s insurance programs.
c.	Represents the estimated depletion, depreciation and amortization expense associated with the proved properties acquired and other related asset retirement obligations assumed in the Acquisition presented under the Successful Efforts Method of accounting applied by McMoRan, assuming those properties had been acquired on January 1, 2010. Under the successful efforts method, depletion, depreciation and amortization expense for proved properties is calculated on a field by field basis using the units of production method. Production for the PXP Properties totaled approximately 19 Bcfe for the year ended December 31, 2010. For purposes of this Pro Forma Statement, the preliminary allocation of acquisition costs to property, plant and equipment has been apportioned as approximately $168 million to proved developed oil and gas properties, with the remaining portions of the assumed purchase consideration allocated to the proved undeveloped, and to a much greater extent, unevaluated oil and gas property categories.
d.	Represents estimated incremental state franchise taxes associated with the assumed increase to McMoRan’s stockholders’ equity. Because McMoRan intends to absorb the operations and administration of the Acquired Properties within its existing organizational structure, there were no other incremental pro forma adjustments for general and administrative expenses.
e.	Represents actual Acquisition transaction related expenses incurred through December 31 2010.
f.	Represents interest expense, discount accretion and amortization of deferred financing costs associated with the $200 million 4% Notes.
g.	There were no pro forma adjustments for the income tax effects of the Acquisition and Financing Transactions reflected in the accompanying pro forma statement of operations because of McMoRan’s substantial net deferred tax asset position prior to and after the assumed effects of the Acquisition and Financing Transactions which, for historical and pro forma reporting purposes, has been reduced to zero by a full valuation allowance. The full valuation allowance has been established because of McMoRan’s history of operating losses and the related limitations on the recognition of deferred tax assets under generally accepted accounting principles when a company has a history of cumulative operating losses generated in recent years.
h.	Includes adjustment to recognize stated coupon rate dividends associated with the $700 million 5 3/4% Preferred Stock. Also includes an adjustment to eliminate from McMoRan’s historical statement of operations the $51.6 million preferred stock dividend charge for the beneficial conversion option associated with the 5 3/4% Preferred Stock discussed in footnote a above because such dividend was a nonrecurring charge directly attributable to the issuance of the 5 3/4% Preferred Stock.